Exhibit 5

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), made and entered into effective as of May 16, 2006, by and among RUSH RIVER GROUP, LLC, a Minnesota limited liability company (“Seller”); and WINMARK CORPORATION, a Minnesota corporation  (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell and Buyer desires to buy 420,000 shares of Winmark Corporation common stock owned by Seller (“Shares”) on the terms and conditions as contained herein.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements contained herein, the parties agree as follows:

1.             Agreement to Sell and Purchase.

On the terms and conditions contained herein, including the consideration set forth in Section 2 hereof, Seller hereby agrees to sell the Shares to the Buyer and the Buyer hereby agrees to purchase the Shares from the Seller.

2.                                      Purchase Price; Method of Payment.

The total purchase price for the Shares is $9,891,000 (calculated by taking $23.55 per share and multiplying by the Shares, defined herein as the “Purchase Price”).  The Purchase Price will be paid by wire transfer on the Closing Date (hereinafter defined).

3.                                      Representations of the Seller.

The Seller represents and warrants to the Buyer as follows:

a.                                       The Seller has, and will on the Closing Date have, all necessary authority to enter into this transaction and this Agreement, upon due execution and delivery by the parties hereto, will be the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

b.                                      The Seller is, and on the Closing Date will be, the lawful owner of the Shares with full right and authority to sell and deliver the same in accordance with this Agreement.  The delivery of the Shares as provided hereunder will transfer valid, good and marketable title thereto to the Buyers, free and clear of all liens, charges, encumbrances, restrictions and claims of every kind.

4.                                      Closing.

The sale and purchase of the Shares shall take place via wire transfer on May 16, 2006, or such other place, date and time as shall be mutually agreed upon by the Seller and the Buyer (“Closing Date”).

5.                                      Documents to be Delivered at Closing.

On the Closing Date, the following documents shall be exchanged and delivered by the parties:

a.                                       The Seller shall deliver the stock certificate(s) representing the Shares, duly endorsed for transfer to the Buyer in the denominations set forth above or together with duly executed stock assignments or transfer powers sufficient to transfer and assign to the Buyer all right, title and interest therein in the denominations listed above.

b.                                      The parties, at closing, and from time to time thereafter, shall enter into and deliver such other documents or instruments as may be referred to in this Agreement or as may be reasonable or appropriate to consummate the transactions referred herein.

6.                                      Survival of Representations.

All covenants, representations or warranties contained in this Agreement shall be deemed to survive the closing date.

7.                                      Entire Agreement.

This Agreement constitutes the entire Agreement between the Buyer and the Seller with regard to the subject matter hereof, and supersedes any other agreements, representations or understandings, oral or written and express or implied, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BUYER:	SELLER:
WINMARK CORPORATION	RUSH RIVER GROUP, LLC

/s/Brett D. Heffes	/s/Kirk A. MacKenzie
Brett D. Heffes, Chief Financial Officer	Kirk A. MacKenzie, Director and Member

/s/John L. Morgan
John L. Morgan, Director and Member

/s/Jack A. Norqual
Jack A. Norqual, Director and Member